Exhibit 99.1

Corrected Transcript

23-Jan-2018

EP Energy Corp. (EPE)

FY 2018 Guidance Call

Total Pages: 21
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CORPORATE PARTICIPANTS

Bill J. Baerg	Kyle A. McCuen
Head of Investor and Media Relations, EP Energy Corp.	Senior Vice President, Chief Financial Officer & Treasurer, EP Energy Corp.
Russell E. Parker
President, Chief Executive Officer & Director, EP Energy Corp.

OTHER PARTICIPANTS

Scott Hanold Analyst, RBC Capital Markets LLC Derrick Whitfield Analyst, Stifel, Nicolaus & Co., Inc. Asit Sen Analyst, Bank of America Merrill Lynch	Gail Nicholson Analyst, KLR Group LLC Jason A. Gilbert Analyst, Goldman Sachs & Co. LLC Sean M. Sneeden Analyst, Guggenheim Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, everyone, and welcome to the EP Energy to provide 2018 Outlook Conference Call. All participants will be in a listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please also note that today’s event is being recorded.

And at this time, I’d like to turn the conference call over to Bill Baerg. Sir, please go ahead.

Bill J. Baerg

Head of Investor and Media Relations, EP Energy Corp.

Thank you. Good morning and we appreciate you joining our call. Today, our speaker will be Russell Parker, President and Chief Executive Officer of EP Energy. Also joining us in the room is Kyle McCuen, our Chief Financial Officer.

Hopefully, you saw that yesterday we filed a press release announcing our preliminary 2017 production results and our 2018 outlook. During today’s conference call, we’ll make a number of forward-looking statements and projections. We made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable and complete.

However, there are a variety of factors that could cause actual results to differ materially from the statements and projections expressed during this call. You’ll find those factors listed under the Cautionary Statement Regarding Forward-Looking Statements in the press release as well as in other of our SEC filings. Please take time to review them. Finally, EP Energy does not assume any obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Thank you. And it’s now my pleasure to turn the call over to Russell. Russell.

Russell E. Parker

President, Chief Executive Officer & Director, EP Energy Corp.

Thank you, Bill. Good morning. My name is Russell Parker. I’m the CEO and President of EP Energy. I appreciate everyone’s interest time this morning as we go through what’s going to be a different kind of conference call. Today, we do not have a PowerPoint. We do not have a recorded message. There is no script. We’re not going to read the press release to you. I’m sure your English language skills are sufficient to do that.

Instead, what we’re going to do is we’re going to talk about who the new management team is, our background and why we’re here. We’re going to talk about why we like these assets that EP owns and what the opportunities are for us in terms of value growth with these assets. We’re going to talk about how the new management team is incentivized for value growth. We’re going to talk about what is different than the prior management style and what is different in terms of our execution with the new management team. And last but certainly not least, we’re going to talk about what is our direction towards being free cash flow neutral, which is certainly our ultimate goal.

So I’ll just dive right in to give you a little bit of background of this new management team, why we’re here because as most of you’re aware, we’re primarily a private company team. That’s been the bulk of our experience. So there’s not as much known about us in the public sphere as many of you probably hope.

So I myself am a petroleum engineer by background. I spent the bulk of my career at a company called Hilcorp Energy based here in Houston. It’s a private company principally owned by one individual of works and a number of basins all across the U.S. including the Eagle Ford, the Utica, the Marcellus as well as conventional assets all over Texas, South Texas, South Louisiana, West Texas and the Rocky Mountains.

Joining me here at EP Energy is also Mr. Ray Ambrose, who’s our new Head of Engineering and Subsurface. Ray actually has a doctorate degree in engineering from the University of Oklahoma. Ray has worked in the service side of the business as well as on the production side of the business for a number of different operators, principally Devon and Reliance and Hilcorp. You’ll notice that most of the team here has some sort of a Hilcorp tie.

Also joining the team was Chad England. Chad England is our SVP of Operations. Chad is also an engineer by background but mechanical. Chad cut his teeth at Technip as a facilities engineer, then went to Conoco, where he got into the production and completion side of the game. He then joined myself and my team at Hilcorp Energy as we developed our Eagle Ford assets back in 2009, 2010, 2011. Chad was responsible for not only designing our [ph] JT units (00:04:14) but also production operations and running the three fracture stimulation crews that we had with that asset until we sold it to Marathon.

Also joining the team are Pete Addison, our SVP of Land, who’s worked with both Ray and Mark Hargis, who I’m about to talk about in a minute and prior experiences. And last but not least but rounding out the group is Mark Hargis, our chief geoscientist, who actually has a degree in geologic engineering, has spent the bulk of his career in a multitude of private different companies, including Hilcorp. As I mentioned, we all tend to have that Hilcorp tie. And we’ve all spent the bulk of our careers in private companies.

And so why is that important? Why does that matter? I’ll tell you. In the private world, what’s ultimately important is being free cash flow neutral because if your funding basically comes from one principal source for one principal purpose, living within your cash flow is the name of the game. You have to do it. It’s a way of life. It changes your culture. It changes the way in which you invest dollars. It changes the way in which you consider each and every project. You spend each and every dollar as if it’s your own and as if you’re going to own the assets for the long term.

And once you’ve been in that culture and in that environment for the bulk of your career; honestly, those are great habits to learn and hard habits to break. And we think that those habits and that culture that the collective team is bringing to EP Energy will certainly benefit us as we take a new look, a fresh look at our assets. We look for new ways in which to improve that asset value. And we also look to get towards the direction of free cash flow neutral. Now we’re confident that we can get there in time. There’s many levers that we’ll have to pull to do that, but we’re confident that we can get there.

So next topic. Why do we like the assets and the opportunity? Well – and I’ll lean back on our prior experience in multiple basins. This team has had a history and a track record, as I mentioned, in multiple basins – Barnett, Utica, Marcellus, Eagle Ford. And in terms of taking a fresh look at those assets, looking at what is the art of the possible and what can be done. We prosecute the development of these properties with a process, not with a material design.

So we’re not looking to maximize returns by suggesting we’ll come in with a brand new fracture design and use it on every single well. That’s really not the best way to prosecute your assets. If you’re thinking of each and every dollar and the way in which you want to spend it and you want to maximize those returns, there’s really no such thing as a gen 1, gen 2, gen 3, gen 4 completion design. What there is is engineering design. You design each and every wellbore, each and every completion to maximize recovery for that lease because ultimately our goal is to spend the least amount of capital and use the smallest amount of resources to maximize the recovery of hydrocarbons in place.

So it’s a very engineering focused, very technically focused, very programmatic process. And there is no one miracle design. Each design and each well has to be optimized for that particular location even within a particular asset. I could take our Eagle Ford assets for instance. The company has tried notionally in the past about six different completion designs.

When someone asked, well, what do you think the ultimate correct completion design is; I’m going to tell you that, well, guess what, it’s different on every lease because on each and every lease, the rock changes, the hydrocarbon properties change, the pressure changes. And so if we’re doing our job right and we’re maximizing shareholder returns and we are spending our capital in the most efficient way, we’re actually going to engineer each and every one of those completions to maximize that recovery. And we’re going to learn from that. That means you try new things and you learn and you do a look-back from each and every design.

So it’s a different way of prosecuting each of the development of each and every asset. That’s the background of this team. That’s my personal background. And that’s certainly the approach that we’re taking with this group of assets. And that’s where we see the opportunity as well because I can take or we can take any particular well, any particular lease and look for little knobs. We’re talking about little knobs that you can turn. But if you turn each one of those knobs correctly, we could be talking about a 10% to 20% to 30% to maybe 40% improvement in rate of return. And it doesn’t take too much math to figure out the ultimate overall NAV impact to the company if you’re able to do that.

Now, again, that takes a very programmatic approach. And it takes an approach where you’re open to innovation. So you’ve got to look at new ways to innovate well by well, pad by pad, okay. And then you have to execute upon that innovation. And then notionally, after you execute upon that innovation, you have to analyze that innovation. You have to see what worked and you have to see what didn’t work and you compound on what did work and you take your learnings from what didn’t work and move forward. So that’s the key. You’ve got to innovate. You’ve got to execute. And then you have to evaluate and you repeat the positive result.

So that’s been our background. That’s what we do. And when we look at these assets here, we see plenty of opportunity to do that. Principally, like I said, we’ve had about six different completion designs in the Eagle Ford, about three different designs in the Permian asset within the Wolfcamp and a handful of different designs in the Altamont.

What we like about the assets is – and I’ll go through them a little bit – in total, the Eagle Ford, number one, it’s half of our EBITDA. It has the highest margins in the company. It certainly has and you can look at our prior materials to see that it has the best metrics from a dollar per Boe/day standpoint even without any improvement. And of course, we’re proud to say we did just execute upon the largest acquisition in the company’s history. That is an Eagle Ford asset that we’re picking up from Carrizo that everybody’s seen in our press release.

But nonetheless, as we looked at that Eagle Ford asset, we looked at the six designs that have been in place. We see multiple opportunities to continue to tweak those designs lease by lease. We see opportunities to extend our lateral length, which will improve our rate of return. And then we also see opportunity to apply EOR. So we’ll be testing that in the near term. And we will update everyone once we have results from that endeavor and from that effort.

And I’m going to stay on the capital side of the business first. And then we’ll move over to the opportunity we see to improve our cash cost as we talk about LOE. So sticking with the capital side and new ideas that could potentially be game changers. I mentioned the completion designs in the Eagle Ford, longer laterals, also mentioned the possibility of trying to – execute upon EOR. And that’s the Eagle Ford.

Moving over to the Permian. In the Permian, we see the opportunity to do the same thing. There you really have to look at spacing not only in the aerial sense but in the vertical sense. And we’re taking a deep dive into this right now. That asset has an incredible amount of hydrocarbons in place. It’s nice, large, contiguous. You’ve got millions upon millions of barrels to develop. The key is how do you do it in the most efficient way you can to maximize your rate of return and maximize your capital efficiency.

So a couple of things there. One, we actually are right now working on some infrastructure improvements that will not only improve our LOE, our saltwater disposal cost, but also improve our completion costs because we’re going to build water recycling facilities such that we can drop the amount of money that we spend sourcing water.

In addition, we’re actually sourcing – because of the natural gas system in the field, it allows us to source a natural gas powered frac fleet. That will save us several thousand dollars’ worth of diesel per stage. In addition, we’re also looking at how we can optimize not only landing but our completion designs in that asset. Last but certainly not least, we also think there are additional intervals to try and develop in the asset that the company has yet to prosecute. So we are going to execute upon that idea. And we will see and as the results pan out, we will publish those results and keep you informed.

Next, I’ll move on to the Altamont. The Altamont is a conventional asset, a multi-stack pay. Depending upon where you are, you’ve got 10 to 20 different reservoirs to prosecute. The well density on the vertical sense is very, very sparse, average of one vertical well for 320 acres and shallow terminal declines of 3% to 4%. As an outsider looking in before I was at the company, I was excited to possibly get my hands on such a world-class asset because anytime you see facts like that, it makes you realize that the hydrocarbons in place have got to be tremendous. And there’s got to be quite a bit left to do.

So this year in particular, we are amping up our recompletion program. Last year we executed on about 60. This year, we’ll be executing on about 100. First case in point, if you look across the suite of projects in the company; those are actually our highest rate of return of anything that we have in our portfolio. That’s why we’re expanding that effort. They’re in the Altamont. In addition, what does that tell you when you have shallow declines, multi-stacked pays, multiple intervals to go after and [indiscernible] (00:12:53) shallow declines? It looks like an asset that’s begging for horizontal wells.

Our neighbors have been drilling horizontal wells. The company has been teetering on the idea of drilling horizontal wells for a long period of time. This year, we’re moving forward with that process to execute on drilling our horizontal wells right now. So we’re actually looking at where we want to be, where we want to place those laterals and what’s our optimal pad size and pad locations and starting the permit process to do that just as quickly as we can.

So in short, that’s what we like about the potential game-changing ideas within each one of these assets. We think each one has multiple knobs to turn. And the Altamont, by the way, also has a completion knob designed to turn as well. Didn’t even get into that. But each asset has multiple knobs to turn in terms of unlocking additional value in terms of how we deploy our capital.

Now, on a cash cost basis, it’s not only important to be as efficient as you can with your capital deployment – and by the way, when you look at the dollars that we spend every day, that is the biggest number. We spend roughly, let’s call it, a little less than $2 million a day average on CapEx.

The next biggest knob is interest. And of course, we’re going to talk about that a little bit later and we’re working to run that number down. The next biggest knob after that is our LOE. So we’re looking at each and every line item of LOE. We’re investing some dollars in infrastructure. And we’re changing the way in which we prosecute the development of these properties in order to drive those line item costs down.

I’ll notionally speak about in the near term, certainly saltwater disposal and water management. That is key in both the Eagle Ford asset and the Permian asset. And also maintenance repair. Maintenance repair is big in all three assets. That’s a large line item. And so we are taking a deep dive as an entire company. And by the way, this is very, if you can’t tell, a very hands-on management style.

We’re taking a deep dive as an entire company with myself included in so far as how we can drive that maintenance and repair line item down. That’s everything from why do you have failures to how do you repair those wells to how do you design wells to have fewer failures. And we’re taking a very open book approach. And we’re executing upon those ideas right now. And we expect to drive those costs down over the year. And as a result of that, we’ll end up reducing our cash costs and improving our margins.

Of course, the other piece that goes into cash cost is transportation. We do have some MBCs that will be rolling off this year, which will improve that number as well. And then the last piece of your cash cost is your G&A. Our G&A is certainly down year-over-year. We’re looking for every way in which we can shave certainly unnecessary costs out of the system. That’s everything from unutilized office space to get subleased out to driving out to the field in a rented Chevy Equinox to save on travel, which is the kind of way we do it now. Even if you’re the CEO, you drive the same car.

So it’s a different approach. It’s a different culture. But it’s looking at each and every line item and looking at how we can drive those costs down and improve our ultimate cash margin. So if we can improve and we will – as we improve our capital efficiency and as we improve our margins, our cash costs to improve our margins; then ultimately, that gets us in the pathflow to free cash flow neutral.

As I look at the outlook, year-over-year comparing 2017 to 2018; we’re very, very excited because basically our baseline business is ultimately the same in terms of total capital deployment. We’re going to be completing a handful less wells. However, those wells will be longer and have different completion designs on them. So the capital deployed is about the same.

However, we do expect that we will generate more free cash flow after CapEx by being more capitally efficient, deploying more dollars in the near term to the Eagle Ford. And in addition, included in that math; we are also allocating about 10%, around $60 million, to new projects. So those are the new projects I mentioned. That’s the infrastructure to improve our LOE and our capital cost on completions. That’s EOR. That’s testing new zones. That’s horizontal wells in the Altamont. About 10% of our budget is going into those new projects. As compared to 2017, that number was 0%.

And that’s key, that’s critical. In order to have some game-changing inflection points as a company and this goes for any company, you’ve got to try new things. You have to allocate some portion of your budget to innovate and to try new things. I harken it back to what would have happened to Apple if they’d made the decision a long time ago to say we only make computers. At some point in time, you have to try new things. And you have to be willing to take a risk, stick your neck out a little bit and execute.

Now, it’s important to evaluate and be honest about the evaluation such that if something doesn’t work, we learn from it. We’ve tested the idea. We move on, correct. But ultimately, you have to try new things. So as a management team, we are all very, very excited about the fact that we are not only going to generate more free cash flow after capital year-over-year with the same base level investment. But we also will be able to do that while accomplishing about a 10% spend on all of these new ideas. And after we’ve done this for this year, that will ultimately set up the years to come. I thoroughly expect that the capital deployment in the years to come will look different because we’re going to learn things as we execute upon these new ideas. And that will ultimately lead to value growth.

All right. So that’ll cover the assets and why we like the assets and the opportunity. I do think it’s important to take a few minutes this morning and talk about how the new management team is incentivized. It has been published, but I’m not sure that everybody has read it or is aware.

We are perfectly aligned with the shareholders. As a matter of fact, our long-term incentive does not even kick in until the share price crosses $5. And we will have to be here for at least six years to recoup that value. Moreover, the amount of LTI does not become material until the share price gets into the $10 to $14 range. So we are perfectly aligned with the shareholders. We are not here to make money off of the shareholders. We are here to make money with the shareholders and for the shareholders. And we are aligned with you and the sponsors.

So as we drive the value of these assets up – and we’re confident that we will pull some knobs and we can. As we drive the value of these assets up, that’s how we’re financially incentivized to perform. We are incredibly aligned and perfectly aligned with the shareholders in that endeavor. We thought it was important to make sure that we made that distinction today and delineate the incentive program that has brought the new management team in place.

And again, I want to remind you we’re a collection of engineers and professional [ph] landmen (00:19:03) who’ve worked together as a team in a past life in multiple different companies. And we’ve executed upon this sort of process before. So outsiders looking in; we like the assets. So that made us excited about coming onboard and being a part of the company because we thoroughly believe there is additional value to unlock. And we’re happy to grow that value for the sake of the shareholders. And we are excited to also of course be rewarded as we grow that value. But that’s really the only way the reward comes, the value must be grown. And that must be reflected in the share price.

So that covers how we are different or that covers how we are incentivized. I did want to take a minute to talk about what’s different and what has changed, how are we different than prior management. The prior structure, in short, was designed for a very different company, it was [indiscernible] (00:19:50) it was just not fit for purpose. We’re a company now that runs five drilling rigs, we have 15 operated wells, we run at any point in time three to four frac crews and 13 work-over rigs. So it’s quite a bit of [ph] moving arm (00:20:02), but nonetheless it is a collection of about 1,500 wells, 80,000 Boes a day, give or take the day as you’re all aware and we were spread – we were in Texas and Utah, basically three assets, three fields.

The prior structure was honestly designed in a prior period of time, when the company was multinational, had seven U.S. basins was also offshore and the point – or the design of that plant was not only to have all of that, but to actually grow from that and be even larger. So what you had was a structure built around that.

Now unfortunately the larger you build a structure, the management team and a structure, one negative ramification is that your ability to be nimble, your ability to be agile, your ability to react to the situations and innovate can be challenged, right. And so what we have now is a much flatter structure where you’ve reduced senior management team by seven, five replaced 12, if you will, and then we have four that remained on with management from the company. And now we actually have a much flatter decision tree, much flatter structure, the engineers and geologists meet directly with senior management including myself to make decisions in a quick and timely fashion.

I’ll give you a couple of clear examples. Number one, we, in the first three months of leadership, will execute upon the largest acquisition in the company’s history, in the first three months, and we’re very proud of that acquisition by the way because at the same time we are able to execute upon an accretive divestiture that made the acquisition basically almost a net neutral from a debt perspective when you look at the [ph] rate at (00:21:35) for the difference in price it was certainly accretive on a debt-to-EBITDA metric. So we’re all very proud of that, we look forward to the value growth of that acquisition going forward, but what I can point to is that’s an example of action. Words are words, I encourage you all to watch the company, invest in the company, look at the company to cause action, and that acquisition is an action, an action that occur just in the first three months. So when you shrink your layers down, when you reduce the number of decision makers, it doesn’t mean you don’t do the right technical work, you do all the right correct technical work, you have all the right justification for what you do, but at some point in time you have to execute.

Give you another case in point. You can make PowerPoints for a year and a half to think about whether or not you would either drill horizontal well in a basin or think about whether or not you would execute EOR, but at some point in time you just have to execute. You have to know the difference, you have to know the answer. And if it doesn’t work, it doesn’t work, but you’ve learned, you’ve moved on. And that will grow more value than hiring consultants [ph] and hearing (00:22:32) back and forth on what the right move is to make. You’ve got to do again, do all the right technical work, but with a smaller streamlined structure you can execute upon those ideas. And I’m proud to say that we will be executing upon those ideas in the near-term, not only horizontal wells in the Altamont, but EOR actually in multiple basin, it will be more than one basin where we execute upon that.

So that in a nutshell is basically how I explained the difference in a management style. It allows us to be much more hands on. For instance, I myself and our head of operations have been to the field three times in the past 2 1/2 months, including other executives. Our CFO has now been to the field, our head of Land has been out about two or three times himself. And what that allows us to do is to interact with everyone in the company. We drive down decisions, we drive down our decision making,. and we review all these action items that I’ve been listing for you on saltwater disposal and maintenance and repair. We review action items and we’re causing action items with all of our personnel including our field personnel where the rubber really meets the road and we are empowering our staff in order to make these changes and make these decisions, because ultimately we all win together and we all own this together as one company and we really are that. We’re one small company. I mentioned, we own five rigs, three or four frac crews, 13 work-over rigs. We’re very hands on. We will make decisions quickly. We will move nimbly and we’ll use our time effectively and wisely. So that’s basically to give a little distinction between current management and prior management.

Last and certainly not least, I wanted to talk about being – the direction towards free cash flow neutral being free cash flow neutral as a company. First and foremost, it’s important to be capital efficient. I mentioned our capital is our biggest knob that we turn. It’s a little less than $2 million net per day that we spend. It’s imperative that we spend that on the highest dollar per Boe/day – I’m sorry, lowest dollar per Boe/day, but higher rate of return projects, lowest dollar per Boe projects in our entire portfolio. And we execute upon development in our portfolio just that way now. So every project within the company basically has to stack up against every other project in the company and is basin agnostic. And as we do that, well, that will naturally improve our liquidity for every dollar spent, because we do not have brackets or barriers on each and every base and basically each project has to stand upon its own. And as each project stands upon its own, you source your projects that way, there is just an inherent benefit that comes to your liquidity because you’re basically executing [ph] upon (00:24:59) projects that will generate more cash flow for that same dollar spent in the near term.

Now the next piece of the puzzle is looking at how we optimize those dollars. So that’s based on what has happened. But then the question is what will happen, what can you do? So as we look to turn every knob on completion, as we look to try new zones, to test new zones that ultimately will lead to a collection of projects that if you were to look at, say, 2018 versus 2019, the dollar per Boe/day metric, the dollar per Boe and the rate of return metrics [ph] on flat-to-flat (00:25:27) price deck would improve year-over-year as you’re executing upon those new ideas and sorting the improvements into that mix. That will ultimately lead to further cash flow generation with the same capital spend.

The next piece of this tool is looking at our cash cost. So as I mentioned that’s transportation per Boe, that’s LOE per Boe, that’s G&A per Boe, and I gave you some examples, but we’re certainly looking at each and every line item, starting with the largest line items first and prosecuting that value growth potential by reducing those [ph] base cash line (00:26:02) costs. That again produces more cash flow and produces more liquidity, which gets us into the direction of being free cash flow neutral.

Last and certainly not least, we also have to look for accretive deal making – accretive A&D, because as we make these changes and we see that we’re able to produce more value with the same dollar spent, the last piece of the puzzle is you have to look at what other rock, what other acreage can you apply that same method, that same methodology to in order to grow more value and more liquidity for the company.

As I mentioned year-over-year, we are going to be directionally correct. We’re certainly not as far as we want to be, but we are directionally correct and becoming free cash flow neutral and that is the ultimate goal. And as I just delineated, that will be the way to get there. First, you optimize your entire portfolio as if it’s one asset, one asset base and you let your best projects rank to the top and you work that project list down. Second, you look at how you’re spending each one of those dollars, you use every ounce of engineering design you can in order to improve those metrics and in terms of your capital efficiency.

Third, you work on your cash cost to improve your margins. And fourth, you look for accretive acquisitions, accretive deal making that would allow you to apply that value growth to even more properties.

So that’s the long and short of it this morning. I appreciate everyone’s time and interest. This has been probably a different presentation than what you’re used to for the company. But I again appreciate the interest. I look forward to working with or working beside all of you as we go forward and meeting several of you as we get out on the road.

And with that, I’ll turn it over to Bill.

Bill J. Baerg

Head of Investor and Media Relations, EP Energy Corp.

Operator, can you – go ahead and open the lines for questions, please.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question today comes from Scott Hanold from RBC. Please go ahead with your question.

Scott Hanold	Q
Analyst, RBC Capital Markets LLC

Yeah. Good morning. Thanks for that overview. It, I guess, puts pretty good context into how are you guys looking at the business and the direction you guys are going. My question is that when you look at 2018, in particular, you obviously are looking at – it looks like probably somewhere around $150 million maybe $175 million has been outspend depending on where commodity prices are. But can you give us our view in terms of how you look at outspending at current leverage levels and what are the knobs you can pull to kind of reduce leverage? And if I could throw one more thing on top of that, what is your optimal sort of leverage for EPS at this point, where do you want it to see it go to?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So, certainly, we are going to – I look at leverage as a leverage metric, the level of debt really needs to be appropriate for the cash flow and the asset – total asset value, right. So one of the first things I’d like to look at is debt-to-EBITDA. We think with all of the changes that we’re making, improvements that we’re making, we’ll drop that probably from notionally where it is now about 6 to a 5, plus or minus, that’s certainly not far enough, that’s directionally correct. We’d like to see that get to a much healthier number in time and we’re going to have to pull all these levers that I mentioned, so that’s capital efficiency, that’s reducing your cash costs per barrel, right, to generate more free cash flow with the same capital spend.

And then, of course, we’ve got to look at accretive deal making as well, I look to the acquisition and divestiture that we just did, that actually improves our EBITDA by about [ph] thought 3.5% (00:29:58) while being just a nominal increase in debt. So it’s going to be a combination of all of those levers, to get us in the direction that we want to be. Kyle, anything you want to add to that?

Kyle A. McCuen	A
Senior Vice President, Chief Financial Officer & Treasurer, EP Energy Corp.

No. That’s right, Russell. In terms of the leverage versus 2017, we’re making headway even despite out spending as you mentioned. So we’ll continue to focus on leverage and figure out ways to reduce cost, improve margin, I mean, we’re attacking this from all angles with our hedge program, improving our pricing in each of the areas that we operate, based on our marketing contracts, so it’s not just Russell and his team looking at – looking to perform – improve the performance of the assets, but it’s me, Frank Olmsted, Dennis Price and the kind of the back office, mid-office focused on how we can do our part as well.

Scott Hanold	Q
Analyst, RBC Capital Markets LLC

Okay. I appreciate that and maybe more specifically on maybe the first part of the question is that there is an outspend for 2018, but you guys are showing, it looks like somewhere around a good 10% oil growth from entry to exit somewhere around there, which is a good growth rate, why not pull back the growth a little bit and spend more – spend less effectively. So [ph] add less of an outspend (00:31:35), but grow less. Can you discuss the view of the growth versus cash flow outspend?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So there’s a couple of key considerations there. One, we’ve modeled a number of different scenarios looking at a pullback, a drastic pullback ramp it – ramp acceleration forward and found our current plan to be the nice sweet spot of the median based on what we know today and what we know of our assets today. If we were to – if we were to pullback more in addition it does present a little bit of a practical limitation because, of course, deploying capital in order to execute upon projects is not exactly like a light switch, there is a fine balance between a certain amount of capital work and being capitally efficient as well as everyone knows if you move equipment and rigs in and out back and forth in and out of an asset base you end up becoming capital inefficient and it works as a double negative on your metric.

So what we did is we balanced that fine line, looked at acceleration, looked at deceleration and found this to be the ultimate sweet spot based on what we know of our assets and what we can predict for today. Now I will tell you that we are working on some new things, we’ve already executed upon some changes in completion designs. The early results look good. It’s not ready to publish just yet. We need some more time, we need some more examples, but those sorts of things are part of the knobs along with what we just did with the debt exchange, which gives us a longer runway along with looking at each and every barrel, and again, our each and every line item of cost that will ultimately help us to improve that metric even further. Did that answer the question?

Scott Hanold	Q
Analyst, RBC Capital Markets LLC

Yeah, yeah, no, that’s a great explanation. I appreciate the detailed colors and we look forward to seeing some of these initiatives come through [ph] through the year (00:33:24).

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

Thanks, Scott.

Operator: Our next question comes from Derrick Whitfield from Stifel Investments. Please go ahead with your question.

Derrick Whitfield	Q
Analyst, Stifel, Nicolaus & Co., Inc.

Sure. Russell, and team, good morning and thanks for the comprehensive outlook and business review this morning. Perhaps for Russell, when you’ve conducted look backs on past plans, could you broadly comment on how your team has performed against those projections?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

That’s a great question, and of course, it will vary project by project, basin by basin, maybe the simplest way I can put it is, if I take a couple of different basins, where this team has actually worked in one or more capacities. What we demonstrated was in one, the ability to grow rate, this is in the Eagle Ford, grow rate and grow reserves at a lower F&D metric than our competitors in a very short period of time, all while taking on assets that had very short time clock.

So we’re under the gun operationally and other basins, when we’ve been able to actually go from say 100 million a day of production all the way up to 900 million a day of production and taking an asset from cash flow negative to free cash flow neutral to actually even positive and that was by looking at – one, looking at making accretive acquisitions and then number two, doing exactly what I talked about in terms of design process.

So there’s not a magic bullet in terms of well and completion design. But if you really look at each and every knob, so we’re talking about proppant loading, liquid loading, cluster spacing, clusters for stage, this is between – and ultimately number of clusters in the stage, all of those knobs make a difference and we’ve seen those differences demonstrated and as you turn those knobs appropriately, what ends up happening is you shorten the payout period of your well, and you’ll get to a point where your wells are actually able to sell fun the next portion of the development. And so that’s the key, it’s looking at each and every one of those knobs and turning those knobs such that you can get to that direction.

And what we’ll be doing here, by the way, look back and I’m glad you brought that up, look backs a great topic to pick up. We’ll be doing a monthly look back, capital review on each and every one of our projects on a rolling 12- month basis such that we are being open, honest and compiling those results, learning from what does work compared to our projections and then making changes as we go forward from there. It’s very, very critical that not only do you execute upon that innovation, but you’ve got to evaluate.

Derrick Whitfield	Q
Analyst, Stifel, Nicolaus & Co., Inc.

Very helpful, and thanks for the detail. And then, perhaps for my second, regarding the EUR program in the Eagle Ford, could you speak to the scope of the project and can confirm that it is gas reinjection?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So, we will have two pilots coming online this year. These are pilot tests and it is a miscible injection, yes.

Derrick Whitfield	Q
Analyst, Stifel, Nicolaus & Co., Inc.

And maybe just a follow on, I mean, would it be fair to assume that this pilot could serve as an analog for, I don’t know, take it 25% of your acreage is that the right way to look at it?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

I don’t know if I would take a stab on that number just yet. In theory, you can apply miscible flooding to a wide range of fluid types, but your effectiveness goes down as your oil in-situ drops, so there’s basically a crossover point or a plot that you can make there of anticipated effectiveness as a function of where you are in that GOR window. So it could all apply, the question is how economic is it?

So what we’re doing this year is, we’re going to do a couple of tests, we’re going to pilot it, we’re going to delineate the results on a portion of our acreage where we think it could have the largest impact and then we’ll work our way from there.

Derrick Whitfield	Q
Analyst, Stifel, Nicolaus & Co., Inc.

Thanks for the detail and taking my questions.

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

You bet.

Operator: Our next question comes from Asit Sen from Bank of America Merrill Lynch. Please go ahead with your question.

Asit Sen	Q
Analyst, Bank of America Merrill Lynch

Thanks. Good morning, everyone. Russell, great color, but you mentioned on well completion, handful less wells year-over-year. Could you speak to the well completion number last year and potentially give us a split between Eagle Ford, Wolfcamp and Altamont given the change in asset base?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

You bet. So in terms of completed lateral feet, it will be almost exactly the same. So as a company, we’ll probably have about 10% to 11% fewer completions. But the average lateral length of those completions is 11% longer year-over-year. So completed lateral length actually is exactly the same or almost exactly the same and then in terms of split, we certainly as you can see from the press release, we’re allocating more capital into the Eagle Ford. So roughly about 52%, 53% of our capital is going to the Eagle Ford, a little less – at this point, a little less than 30% into the Permian and about 20% in the Altamont.

Now, I’ll tell you, again, this is a dynamic process, so we’re looking to maximize our capital efficiency on every dollar, every day. So as we learn new things, we may change that split in order to further optimize that dollar. So that’s our anticipation for now about 53%, little less than 30% right around 20% Eagle Ford, Permian, Altamont.

But the total – and like I said there will be a few – fewer completions, but they will be actually longer completions, so the completed lateral length year-over-year will be roughly the same.

Asit Sen	Q
Analyst, Bank of America Merrill Lynch

Great. And then my follow up is on the cost inflation what numbers have been baked into this 2018 guidance?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

Thank you for asking that question. We actually do have cost inflation built into our numbers. Right now, it’s right around 4% to 5% depending upon where you are on the CapEx side and a slightly smaller percent on the LOE. However, while that’s baked into the numbers and that gives us some cushion; certainly, we do anticipate we’ll see some inflation, some pressure from attrition, frac fleets in service and that sort of thing. However, we’re not going to layover and take it. We’re looking at everything we can do from a design standpoint to mitigate that. And we’re also, for instance, using a natural gas powered frac fleet which drops your diesel fuel costs. We’re also of course, as we always have been and always will be, prosecuting to make sure that we can get the best combination of dollar unit cost for our goods and services while also [ph] achieving (00:39:55) the best service. So you can save yourself right out of business and we don’t want to do that. But we certainly will be looking to make sure we’re getting the best bids for quality service and then doing everything we can from a design standpoint to try to design costs out of the system to combat that inflation. But to answer your question, yes, we do have inflation built into our plan.

Asit Sen	Q
Analyst, Bank of America Merrill Lynch

Great. And a last quick one. Can you speak to what factors could drive production or CapEx to the top end of the range or the bottom end of the range? So what gives the variability?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So what would drive it honestly is the impact of all of these new ideas. If we’re seeing solid results, then I would expect us to achieve the higher end of the guidance. Moreover, if we see results that are truly economic, we may actually decide that it’s beneficial from a liquidity standpoint to increase capital spend. But of course, we’re going to do that judiciously and look at how our projects pan out throughout the year to justify doing just that.

Asit Sen	Q
Analyst, Bank of America Merrill Lynch

Very helpful. Thanks, Russ.

Operator: Our next question comes from Gail Nicholson from KLR Group. Please go ahead with your question.

Gail Nicholson	Q
Analyst, KLR Group LLC

Good morning, gentlemen. And regarding maximizing the capital efficiency and allocating capital to the best assets, how nimble can that be? Because you don’t want to experience the degradation [indiscernible] (00:41:22) too quickly. So is that like a quarterly look-back or how should we think about how capital can change in the current plan as we move through the year from a timing perspective?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So great question, Gail. Thank you for that. We’re going to be reviewing on a monthly basis. In terms of being nimble and being able to move projects around, certainly there is a physical limitation. Now one nice thing about our Permian and our Eagle Ford assets is actually by road, they’re only about four hours away. So believe it or not, mobilizing equipment from one of those fields to the other is not tremendously difficult or necessarily cost-prohibitive. It can actually be more cost-prohibitive to pick up brand new equipment, in some cases, rather than switching equipment between those assets.

So that’s actually one advantage that EP Energy really has. It’s very unique. And I don’t know that very many operators could say that in terms of being able to switch those things around as you learn new things. And hopefully, that answers your question. But we’re going to be looking at it on a monthly basis. In terms of macro guidance, it would probably more to the quarter. But certainly again, as we learn new things, that will change the way in which we choose to continue to deploy capital. Now that also implies within each asset as well. So as we learn new things about – and we show better results from, say, completion design and particular pieces of acreage or rock; we may also delineate and change exactly which wells are drilled at what time in order to maximize every dollar spent and maximize the liquidity generation for the capital deployed.

Gail Nicholson	Q
Analyst, KLR Group LLC

And then when you look at the capital being allocated to the new horizon concepts this year, kind of what is the internal hurdle rate that you want to see from a new horizon concept that would justify the continual testing of that concept?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So ultimately, going in, there are a lot of unknowns and a wide range of outcomes when you try new things. To move forward on each one of these ideas, it’s going to need to sort up into the current mix of projects that we have today. So ultimately, as we look at the dollar per Boe, dollar per Boe/day metrics of our current projects and our current portfolio, we execute upon these new concepts; they’re going to need to prove out that their metrics are actually more capitally efficient in order to sort up into the portfolio.

Gail Nicholson	Q
Analyst, KLR Group LLC

And then looking at the non-D&C capital this year, $135 million, when you go through that line item by line item; on a [indiscernible] (00:43:43) aspect, what do you think can be reduced on that non-D&C capital line item that you might be able to refunnel back in to drilling capital to further enhance cash flow generation?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So a large portion of that spend this year – and I think ultimately it can be reduced. I’d look forward to, on a go-forward basis, new wells only; non-D&C we call it [indiscernible] (00:44:11) equipment to notionally be between 10% to maybe 15% of total spend. It’s a little more this year because we’re actually investing in infrastructure around saltwater disposal and water management. That’s going to help us reduce our unit cost both on a LOE basis and on a capital deployment basis because, of course, as we can reduce our water sourcing costs, that will reduce the cost per stage. And so we have an incremental investment that’s part of that actually $60 million of new projects that I mentioned earlier. So we have an incremental investment this year that does make that line item larger. But ultimately, we’re doing that to drive down our long-term costs and cost structure.

Gail Nicholson	Q
Analyst, KLR Group LLC

Great. And then just one last [ph] word (00:44:49). In regards to the Altamont, I feel like you guys got a great price in that divesture in my opinion. I feel like the market is missing the benefit of that asset in your portfolio. You spoke very highly of that and being excited about it. What do you think that you need to do as a company to get the market to recognize the economic strength of the Altamont?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

Well, I appreciate that question and I’ll reiterate your sentiment, Gail. As an old-school reservoir engineer looking in, I love the asset. It’s chock-full of multi-stack pays with very, very shallow declines and vertical wells drilled on large spacing; which just inherently tells you that there’s a lot to do. So number one, we want to make sure that it’s clear, the rates of return that we’re getting from those new projects as we execute throughout the year. So we’ll be sure to update that as new management combined – and I’d say we’re all totally a new management team. It’s five new, four existing. So this is the new team. It’s a team of nine.

And as your team of nine takes the assets forward; we’re certainly going to, one, communicate that; but number two, we need to show the potential of horizontal drilling in the basin. So that’s key. We haven’t demonstrated that yet as a company. Other operators have. I agree with you. I think the asset is probably underappreciated. We certainly appreciate it, and we think there’s plenty to do. And by the way, that divestiture, while it did help us fund basically the Eagle Ford acquisition; I want to remind you that was only 14% of our business and a small percentage of our recompletion inventory. We still have 100 – rounding up to 200,000 acres, but 150,000 plus developable acres up there, just thousands upon thousands of potential locations especially if you include horizontal drilling. So we’re bullish on the asset. We like what the asset can do for us. And one nice thing is, as you are all aware, we have a great drilling JV partner up there, who also happens to be one of our refiners. And of course, as everyone knows, marketing the crude in that basin is key, and that’s true for any basin. It’s not just good enough to get the oil and gas out of the ground; you have to get quality price for it.

Gail Nicholson	Q
Analyst, KLR Group LLC

Great. Thank you.

Operator: Our next question comes from Jason Gilbert from Goldman Sachs. Please go ahead with your question.

Jason A. Gilbert	Q
Analyst, Goldman Sachs & Co. LLC

Hi. Thanks for taking my questions. Maybe just to follow up on that last discussion on Altamont. I agree that the December sale was at a pretty attractive valuation relative to expectations. Is it, you think, appropriate to extend that valuation across the entire asset? I think you got 150,000 or so remaining acres. Was there anything special about the package you sold that differentiates it from what you’ve kept?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

I wouldn’t say that there was anything that differentiates it other than it was proximal to the buyer. So it piqued the buyer’s interest and made a very logical practical buy for that buyer in particular. Just as the Carrizo acquisition actually made a logical practical buy for us because much of that acreage literally bolts on and is across the fence from us; that acreage, while it might look like a lot from a gross basis, from our perspective, on a net basis, was fairly small, it covered three townships. But we only had 23-ish thousand plus acres there. So ultimately, now – I’ve been a reserves engineer as well. So I’m always a little cautious about advising people on value and laying down the line on what the ultimate value should be. But no, really the key to it was what made sense proximately for that particular buyer.

Jason A. Gilbert	Q
Analyst, Goldman Sachs & Co. LLC

Great, thanks. And secondly, your new production guidance you provided, is that based on the prior management team’s type curves or have you updated those?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So I will say the management team – that was based on the company’s execution and type curve. So we worked with everybody here, the existing petro techs, the engineers and geologists to develop what we all agreed collectively. So not just the management team, but the management team along with the quality professionals that we have here along with Frank’s help and Kyle’s help to put in all of the cost pieces and make sure that it was all appropriately planned out for them and their entire groups. So we actually worked on it as a collective new team. And those curves are based on basically demonstrated results that we’ve already had. So as we make improvements, we anticipate that that will ultimately benefit us going forward.

Jason A. Gilbert	Q
Analyst, Goldman Sachs & Co. LLC

Okay, great. And I guess third question. I just wanted to enquire about the shift of capital towards the Eagle Ford from the Permian. Is this driven by relative service cost inflation between the two basins, or do you have a different view on the relative quality of the rock in the two areas?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

No. It’s really not service cost inflation, honestly, at this point. Those fields – and as I mentioned, they’re almost four hours away. The cost to execute upon the exact same work is pretty similar. What is really different and you can even look at our prior published materials – on average and this is not well by well; but on average, the dollar per Boe/day – so the near-term rate generated for the same dollar deployed – is actually a little bit better in the Eagle Ford. And in addition, we realize higher pricing there because we’re priced to LLS. So the near term – at this price tag, the near-term capital efficiency of those dollars on average is higher. Now, we still have a rig working in the Permian. We’re still going to be completing 30-ish plus wells, plus or minus, this year. So we’re still working in the basin. So again, what we’re doing is we’re sorting the entire portfolio, the entire project set to bring the highest capital or the most capital-efficient projects forward. So on average, you can make that statement but certainly not well by well if that makes sense.

Jason A. Gilbert	Q
Analyst, Goldman Sachs & Co. LLC

Yeah, okay. All right. [indiscernible] (00:50:50).

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So we’re going to take one more question.

Operator: And our final question comes from Sean Sneeden from Guggenheim. Please go ahead with your question.

Sean M. Sneeden	Q
Analyst, Guggenheim Securities LLC

Hi, good morning. Thank you for taking the questions. Russell, maybe just for you. And I really appreciate the comments around free cash flow neutrality. And I guess kind of, one, when you say free cash flow neutral, is that kind of the ultimate stopping point or do you think that you’ll eventually go further and think about kind of generating positive free cash flow as I think some of your peers in the industry are kind of contemplating? Or how do you guys think about that?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So absolutely, that’s not a stopping point. Once you get to that point, that’s where the business is sustainable without any new investment from outside. And that’s where we’re able to hold the line forward. Now absolutely, once we get to that point; we think we’ll be on a track record to set the stage for being the example of efficient development of hydrocarbons in the U.S. That’s our goal. Once we’re doing that, we’re obviously going to look to ways in which to continue to grow value, be that through our existing asset base or through incremental acquisitions. And then with that new larger asset base, you try to repeat the results.

But by no means, certainly for this new management team, everybody combined; that’s not the stopping point. As a matter of fact, we don’t really anticipate that there is a stopping point. Our goal is to take that asset base that we have today, maximize the value of it and look to where we can use those techniques and those processes to apply that elsewhere and continue to grow and maximize value. We have no intention to stop. We have a passion for this business. We love to use math and science to make money. It’s a bit of a blessing we get to do it every day. And we have no intention of stopping anytime soon.

Sean M. Sneeden	Q
Analyst, Guggenheim Securities LLC

Okay, that’s helpful. And it may be too early, but have you guys kind of thought about kind of the timeline around when you’d have that inflection point around free cash flow? Certainly, I think maybe even one of the earlier questions kind of alluded to it, it probably doesn’t look like this year. But how do you guys kind of think about kind of the timeline around making that inflection?

Russell E. Parker	A
President, Chief Executive Officer & Director, EP Energy Corp.

So that’s a great question. And I’m not surprised that you would ask it. The key is – and I think it is a little too early to draw a line in the sand and predict the time. And the reason being we are just in the early stages of executing upon all of these new ideas and these new techniques. And really it’s going to be the results of those techniques that drive us in that direction along with all the work that we’re doing, as Kyle mentioned, on the back office together and all the work we’re doing to reduce our cash costs. So it’s too early to really draw a line in the sand. But I want everybody to be comfortable and be aware that everything we’re doing is to point the company in that direction and we see a path forward. But ultimately, the timing will depend upon the success of our baseline capital deployment improvement and efficiency. And it will depend upon the outcome of our new ideas.

Sean M. Sneeden	Q
Analyst, Guggenheim Securities LLC

Okay, that’s fair enough. And maybe just lastly, you guys did a nice job extending the runway in December with some of the exchanges that went on. When you guys look at the balance sheet today, I guess are you comfortable with how it looks right now or do you think there’s more wood to chop there? And then I guess on the same lines, just kind of wondering; the current level of liquidity around $700 million was certainly – I think a touch lower than the third quarter level. If you guys could help provide maybe a little bit of bridge between the two, that would be helpful.

Kyle A. McCuen	A
Senior Vice President, Chief Financial Officer & Treasurer, EP Energy Corp.

Hey, Sean. This is Kyle. Yeah, happy to answer those questions and let Russell chime in. I’ll take the last one first, liquidity. Our big interest payments are in the second quarter and fourth quarter. And so there are two – I guess you call it two drivers from our end-of-third-quarter liquidity to what we showed as our end of year. One is we have interest payments of, in the fourth quarter, roughly $100 million. And then we are pro-forma-ing the end-of-year number for the debt exchange. So as you may recall, we paid a cash incentive fee. And associated with the financing, we incurred a small Barnett-based deduct of roughly $40 million; so in total about $100 million. So that’s roughly the reconciliation from the $900 million to the $700 million that we showed for end of year.

In terms of our absolute debt and leverage, by no means are we comfortable with where that’s at. And we are 100% focused on how to drive that lower. And I think what I take confidence in in our 2018 guidance is that we’re actually improving leverage year-over-year. We’re going to drive the leverage ratio down a half a turn to a full turn depending on prices. And that’s directionally right where we’re heading and where we want to go. Now over time, with the prove-out of these new concepts; we expect to improve the capital efficiency of the business, execute some accretive A&D. And we expect to reach our ultimate goal and that is the EBITDAX covers our interest and our capital. So that’s where we’re headed. That’s our goal. And I’m confident in saying we’re making progress on that in 2018 versus 2017.

Sean M. Sneeden	Q
Analyst, Guggenheim Securities LLC

Okay.

Luc Desjardins	A

Thank you, Kyle. Okay, go ahead.

Sean M. Sneeden	Q
Analyst, Guggenheim Securities LLC

Yeah, sorry. Just one clarification, I guess, on the liquidity side. And maybe it’s kind of baked into that number. But is the last element to kind of extending the RBL just getting the year-end reserve report? Is that how we should think about that just given the -

Kyle A. McCuen	A
Senior Vice President, Chief Financial Officer & Treasurer, EP Energy Corp.

Yeah, so they are – you’re talking about extending the maturity of the RBL?

Sean M. Sneeden	Q
Analyst, Guggenheim Securities LLC

Yeah, sorry.

Kyle A. McCuen	A
Senior Vice President, Chief Financial Officer & Treasurer, EP Energy Corp.

Yeah. No, so we’ll go through your process, discussions with our bank sometime this year. That’s at top of my priority list as the CFO. We’ve got a very supportive bank group. They’ve worked with us and passed amendments and in the Barnett base. So I’m confident we’re going to have a good outcome in terms of that process when we [ph] persecute (00:57:24) through it. But in terms of the inputs that are needed to get that done, they’ll need end-of-year reserves. And we should have that wrapped up fairly soon and start that process. So we look forward to updating you on that as we get through the year.

Sean M. Sneeden	Q
Analyst, Guggenheim Securities LLC

Okay, perfect. Thank you very much.

Kyle A. McCuen	A
Senior Vice President, Chief Financial Officer & Treasurer, EP Energy Corp.

Thank you.

Russell F. Parker

President, Chief Executive Officer & Director, EP Energy Corp.

Thank you, Kyle. I’ll finish out with a closing statement. Number one, thank you all for your questions, for your attention and for your interest this morning. We do thoroughly appreciate it. I look forward to potentially meeting several of you on the road over the next coming days and weeks and months.

I want to leave you with a final thought. This is a very exciting time to be a part of EP Energy. I’m proud and appreciative of the opportunity. I’m excited to be here. The entire new team is excited to be here. And I think, collectively, with the existing staff that is a part of the company; we are all very excited for our future, for all of the positive changes that we’re making to the company and to our ultimate future and our ultimate long-term goals.

So it’s a very exciting time. And words are words and PowerPoints are PowerPoints. I’ll look for you to watch us for action. Action is what we’ve delivered thus far and action is what we will continue to deliver. So with that, I’ll round it out and thank you all for your time this morning.

Operator: Ladies and gentlemen, that does conclude today’s conference call. We thank you for attending. You may now disconnect your lines.

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